                                                Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-106476


                   American Business Financial Services, Inc.

               (Investment Notes and Uninsured Money Market Notes)

                                 Rate Supplement

                      Prospectus Supplement dated 10/29/04

Bonus Rates
Current Investors



                                                                                Bonus            Bonus
Term                  Rate             Annual Yield*            Bonus            Rate          Annual Yield*
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3-5 mos.              8.25%                8.59%                1.00%            9.25%              9.69%

  6 MOS.             10.00%               10.51%                1.00%           11.00%             11.62%

7-11 mos.             9.75%               10.23%                1.00%           10.75%             11.34%

12-29 mos.           10.00%               10.51%                1.00%           11.00%             11.62%

13 MOS.              11.22%               11.87%                1.00%           12.22%             12.99%

30-59 mos.           10.00%               10.51%                1.00%           11.00%             11.62%

60-120 mos.           8.50%                8.87%                1.00%            9.50%              9.96%

UNINSURED
MONEY MARKET          4.88%                5.00%                1.00%            5.88%              6.05%
NOTE**
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                        Minimum Investment is $1,000
        FOR INVESTMENTS OF $100,000 OR MORE, PLEASE CONTACT US FOR RATES.

AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can be made only by the Prospectus dated November 7, 2003 and Prospectus Supplement dated October 25, 2004, delivered in conjunction with this Rate Supplement. See "Risk Factors" in the Prospectus and current Prospectus Supplement for a discussion of certain factors which should be considered in connection with an investment in the Notes.

* The Annual Yield assumes all interest reinvested daily for 1 year. For terms less than 1 year: Annual Yield provided for comparison purposes; actual yield to maturity will be less.

**The interest paid on the Uninsured Money Market Notes is subject to change from time to time at the sole discretion of ABFS provided that such rates shall not be reduced below 4% per year. Written notice of any decrease in rate will be provided to holders of such Notes at least 14 days prior to the effective date of the change. No notice will be provided in connection with an increase in the interest rate paid on such Notes.

You may obtain an additional copy of the Prospectus dated November 7, 2003 and Prospectus Supplement dated October 25, 2004 free of charge from American Business Financial Services, Inc. by calling (800)776-4001.

   INVESTMENT NOTES AND UNINSURED MONEY MARKET NOTES REPRESENT OBLIGATIONS OF
        ABFS AND ARE NOT CERTIFICATES OF DEPOSIT OR INSURED OR GUARANTEED
                 BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                                      ABFS
                      AMERICAN BUSINESS FINANCIAL SERVICES

                               WWW. ABFSONLINE.COM
                      FOR INFORMATION CALL 1-800-776-4001